EMPLOYMENT AGREEMENT


      THIS AGREEMENT is entered into as of December 12, 1995, between Fluke Corporation, a Washington corporation ("the Company"), and William
G. Parzybok, Jr. ("Employee"), and supersedes the employment agreement dated September 5, 1991.

1.    Employment

      (a) The Company hereby employs Employee to render services to the Company in an executive capacity as Chairman of the Board and Chief Executive Officer of the Company. This Agreement is cancelable by action of the Board upon 3 years notice, unless such employment is sooner terminated as hereinafter provided. Employee currently serves as a member of the Company's Board of Directors (the "Board") and the Company commits to continue nominating Employee for election to the position of Director during the period of employment under this Agreement.

      (b) Employee hereby accepts employment under this Agreement and agrees to devote his best efforts and substantially full time, attention and energy to the Business, as defined below. For purposes of this Agreement, "Business" shall mean those activities in which the Company or any affiliated company (i.e., any corporation or other business entity, or entities, that now or hereafter directly or indirectly controls, is controlled by, or is under common control with, the Company) is permitted to and does engage from time to time during the period of employment under this Agreement.

      (c) The Company through the Board shall retain full direction and control of the manner, means and methods by which Employee performs the services for which he is employed hereunder, provided that Employee's duties and responsibilities shall be of substantially the same character as, or equivalent to, those performed by a Chairman of the Board and Chief Executive Officer.

2.    Compensation

      (a) Base Salary - During the period of employment under this Agreement, Employee shall be paid an annual base salary payable in bi-weekly installments in an amount equal to the greater of (i) $390,000 or (ii) such greater amount as the Board may from time to time determine. Employee's base salary shall be reviewed by the Board at least annually and will be adjusted as appropriate and consistent with Employee's position and performance.
      Nevertheless, if there is a base salary reduction for all of the Company's other executive officers, Employee's base salary may be reduced but only in an amount not to exceed the average percentage reduction that is applied to all the Company's other executive officers and in no case shall be reduced below $250,000.

      (b) Variable Compensation - During the period of employment under this Agreement, Employee shall be eligible for an annual cash bonus under a plan or comparable arrangement of equivalent economic value providing him with a potential bonus of not less than 60% of base salary in the event that performance standards established by the Board are met.

      (c) Non-Qualified Stock Option Plan - During the period of employment under this Agreement, Employee shall participate in a Non-Qualified Stock Option Plan or comparable arrangement of equivalent economic value providing him with an annual grant of stock options. The number of option shares shall be based upon a competitive target range of shares established through the evaluation of competitive survey data and may be adjusted by a maximum of plus or minus 50% based upon his individual contribution to the Company. As of the date of this Agreement, the current range of competitive stock options for the Employee is 15,750 - 26,250 shares.

      (d) Supplemental Retirement Income and Pre-Retirement Death Benefit Plan - During the period of employment under this Agreement, Employee shall participate in the Supplemental Retirement Income and Pre-Retirement Death Benefit Plan or in a comparable arrangement of equivalent economic value.

      (e) Other Plans - Employee shall be entitled to be granted benefits under any other incentive or special compensation plans that are made generally available to the Company's executive officers in accordance with the terms, conditions and procedures under such plans.

      (f) Fringe Benefits - Employee shall be entitled to all fringe benefits that the Company makes generally available to other executive officers, from time to time. The current fringe benefits include, by way of example, the following:

            (I)   health and dental insurance
            (ii)  production bonus
            (iii) retirement program
                         -  defined benefit plan
                         -  defined contribution plan
            (iv)  company car
            (v)   financial planning reimbursement
            (vi)  physical exam reimbursement

            Without in any way limiting the foregoing, it is understood that the Company shall provide Employee with certain additional benefits in view of Employee's executive position and his status in the business and financial community, without regard to whether or not such benefits are provided to other Employees. The level and nature of the fringe benefits that are provided shall, in general, be no less than those benefits in place at the signing of this Agreement.

      (g) Business Expense Reimbursement - Employee shall be reimbursed by the Company for reasonable travel and other business expenses incurred by Employee in the performance of his duties under this Agreement in accordance with the general policy of the Company as set and maintained by the Board.

      (h) Net Economic Benefits - Notwithstanding Sections 2(b) through 2(g), the Board or appropriate Board Committee shall nonetheless retain complete discretion with respect to the adoption, modification, termination or substitution of any compensation plans referred to in such Sections. Benefits provided to Employee under this Agreement shall not, however, be reduced by the Company except pursuant to Section 2(a) without compensating adjustments being made so that the same approximate net economic benefits will be received by the Employee.

      (i) Withholding - The Company shall be entitled to withhold from compensation such amounts on account of payroll taxes, income taxes and other similar matters as are required to be withheld by applicable law, rule or regulation of any appropriate governmental authority.

3.    Employee's Business Activities

      During the period of employment under this Agreement, Employee may serve as a member of the board of directors of other companies and engage in other outside activities of his choice, provided that Employee provides written notice to the Board of each significant outside activity prior to engaging in such activity and receives approval of the Board, which approval shall not be unreasonably withheld. Employee may not, however, render services to or invest in any business competitive with any existing or contemplated business of the Company except that Employee may make personal investments in securities listed on a national securities exchange or quoted in the Over-the-Counter Market listing of the Wall Street Journal. A material breach of this Agreement will be deemed to have occurred if a violation of this Section is not cured within 30 days after written notification by the Board.



4.    Termination by Company

      (a) For Cause - Notwithstanding anything herein to the contrary, the Board without liability may give Notice of Termination (as defined in Section 10) to Employee for cause at any time. The Company shall not be liable to Employee for any salary or other sums hereunder which have not accrued before the Date of Termination (as defined in Section 11). For purposes of this Agreement, the Company shall have "cause" to terminate Employee's Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee's disability as defined in Section 8), after a written demand for substantial performance is delivered to Employee by the Board which specifically identifies the manner in which the Board believes the Employee has not substantially performed his duties, and provided that the Company shall provide Employee reasonable opportunity (not less than two weeks) to cure such conduct, or (ii) the willful engaging by Employee in gross misconduct materially and demonstrably injurious to the Company. For purposes of this paragraph, no act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee's action or omission was in the best interest of the Company.

      (b) Without Cause - Notwithstanding anything herein to the contrary, the Board may give Notice of Termination to Employee for any reason without cause at any time. Employee's sole remedy for such termination shall be the Severance Benefits set forth in
      Section 7 of this Agreement. For the purposes of this Agreement, a termination without cause shall occur upon any of the following events:

            (i) a reduction by the Company of the Employee's compensation, as defined in Section 2, in a manner not permitted by Section 2; or
            (ii) a material reduction in the level or nature of Employee's status, title, position, authority or responsibility as Chairman of the Board and Chief Executive Officer of the Company; or
            (iii) the Employee is not elected to serve on the Board of Directors of the Company; or

            (iv) the Company's requirement that the Employee be based somewhere other than where the Employee's office is currently located or within a 50 mile radius of such location; or
            (v) the Company's requirement that the Employee travel Company business to an extent substantially in excess of the business travel obligations currently required by the Company; or
            (vi)  the Company materially breaches this Agreement; or
            (vii) a Change of Control of the Company as defined in
            Section 9.

            In the case of subparagraphs (i) through (vi), the Employee shall give the Company written notice specifically identifying the unsatisfactory nature of such reduction, assignment or breach, and providing a reasonable opportunity (not to exceed two weeks) for cure. If no cure shall be effected, Employee may by Notice of Termination elect to treat such action as a termination without cause. No such notice is required in the case of subparagraph
(vii).

5.    Termination by Employee

      In the event of Employee's voluntary termination which shall include retirement pursuant to the Company's retirement program, the Company shall not be liable to Employee for any salary or other sums payable hereunder other than those which have accrued before the Date of Termination except that the following benefits shall be provided as follows:

      (a) Pension Bridge Period - The Company will keep the Employee on the payroll as a one hour per month employee for a bridging period if such bridging period, which may not exceed 18 months, allows the Employee to qualify for early retirement (minimum age 55 and 15 years of service) or normal retirement (age 65) pursuant to the terms of the Company's defined benefit Pension Plan.

      (b) Health and Dental Coverage - If the Employee can qualify for early retirement (minimum age 55 and 15 years of service) or normal retirement (age 65) pursuant to the terms of the Company's defined benefit Pension Plan at the time of voluntary termination (including the bridging period if utilized under paragraph (a) above), the Company will pay the Employee's and Employee spouse's health and dental insurance coverage until age 65 or until Medicare-eligible, whichever occurs first. Other qualified dependent health and dental coverage will be made available to the Employee at Company cost.

      (c) Stock Option Choice - The Company will give the Employee the choice of having all outstanding stock options (i) become immediately exercisable and have a term of one year in which to exercise such options, or (ii) remain subject to all of the original terms of the stock option agreements including the expiration term of the option and any exercisability limitations.



6.    Benefits Coverage Period

      The Benefits Coverage Period for purposes of this Agreement shall be defined as 36 months unless the Board has previously given notice of cancellation to the Employee pursuant to Section 1(a) in which case the number of months shall be reduced from 36 months by each whole month from the date of the notice of cancellation to the Date of Termination.
 In no case shall the Benefits Coverage Period be reduced below 12 months.

7.    Severance Benefits

      In the event of the termination (including death or disability as defined in Section 8) of Employee's employment hereunder, other than pursuant to Sections 4(a) or 5, the Company agrees to pay Employee (or his beneficiary) the Severance Benefits defined in this Section. Employee has no obligation to mitigate Severance Benefits paid under this Agreement but if the Employee accepts employment while receiving Severance Benefits hereunder, any Severance Benefits under Section 7(b) which exceed one year of annual cash compensation will be reduced by the actual cash compensation received by Employee from his new employer. Such repayment of cash compensation by the Employee to the Company would only relate to cash compensation by the Employee beginning in the thirteenth month after the Date of Termination during concurrent monthly periods and ending at the end of the Benefits Coverage Period. No such reduction is applicable if the termination is pursuant to a Change of Control.

      (a) Variable Compensation - Variable compensation shall be paid before the Date of Termination in an amount equal to 60% of base salary as prorated based upon the number of days in the performance period or periods up to and including the Date of Termination divided by the total number of days in the performance period or periods.

      (b) Cash Compensation - The Company shall pay to the Employee before the Date of Termination a lump sum amount in cash equal to three times the Employee's annual cash compensation, unless the Benefits Coverage Period is less than 36 months in which case the lump sum amount would be reduced by multiplying such lump sum amount by a fraction in which the numerator is the Benefits Coverage Period and the denominator is 36. Annual cash compensation for purposes of this Agreement shall be the average cash compensation paid to or accrued for the Employee which is attributable to the last three complete fiscal years prior to the Date of Termination and would include but is not limited to base salary, variable compensation and the production bonus.



      (c) Non-Qualified Stock Option Plan - Subject to the terms of any Non-Qualified Stock Option Plan adopted by the Company, Employee will have the right to exercise any such stock options for the Benefits Coverage Period. In the case of a Change of Control where the Company is not the surviving entity, the Employee shall at the Date of Termination be given the choice to either accept replacement stock options of the surviving entity or receive a lump sum payment in cash equal to the gain (the difference between the fair market value of the stock of the Company at the Date of Termination and the exercise price of the stock options) as if the Employee had exercised his stock options at the Date of Termination.

      (d) Supplemental Retirement Income and Pre-Retirement Death Benefit Plan - A full annual contribution shall be made to the Supplemental Retirement Income and Pre-Retirement Death Benefit Plan or comparable plan in the year of termination and upon the Employee's request the full balance in the Employee's account shall be paid in a lump sum at the Date of Termination.

      (e)   Fringe Benefits

            (i) health, dental, and life insurance - Coverage shall continue for the Benefits Coverage Period. If the Employee accepts a job with another company during the Benefits Coverage Period, the Company may reduce coverage under this subparagraph to the extent that the Employee is receiving comparable coverages. Term life insurance comparable to the pre-retirement death benefit payable under the Supplemental Retirement Income and Pre-Retirement Death Benefit Plan shall be provided to the Employee for the Benefits Coverage Period.
            (ii) accrued production bonus - The bonus will cease to accrue as of the Date of Termination. The accrued bonus shall be paid at the Date of Termination in an amount equal to the same percentage of base salary utilized in the payment of the production bonus for the immediately preceding semi-annual production bonus period as prorated based upon the number of days in the production bonus period up to and including the Date of Termination divided by the total number of days in the production bonus period.


            (iii) defined benefit plan - Benefits will cease to accrue as of the Date of Termination. The defined benefit plan will pay the accrued benefit pursuant to the terms of the defined benefit plan document and the Company will pay a lump sum benefit at the Date of Termination equal to the difference between the lump sum value of the accrued retirement benefit as of the Date of Termination and the lump sum value of the accrued retirement benefit as if the Employee had continued to accrue benefits for the Benefits Coverage Period, assuming no change in the Employee's compensation were to occur following the Date of Termination. The lump sum value of the accrued retirement benefits shall be computed utilizing the actuarial assumptions and interest rate assumptions pursuant to the Company's defined benefit pension plan at the Date of Termination.
            (iv) defined contribution plan - Benefits will cease to accrue as of the Date of Termination. The defined contribution plan will pay the accrued benefit pursuant to the terms of the defined contribution plan document and the Company will pay a lump sum amount at the Date of Termination equal to $500 for each year or partial year for the Benefits Coverage Period.

      (f) Elections - All choices or options for payment must be made in writing by the Employee and delivered to the Corporate
      Secretary within 10 days after Notice of Termination.

      (g) Escrow - Upon the occurrence of an Anticipated Change in Control of the Company, and upon Employee's written request, the Company shall within two business days deposit in an escrow account with a financial institution reasonably acceptable to Employee (the "Escrow Agent"), an amount equal to the maximum severance benefits payable by the Company as a lump sum under this
      Section 7 (assuming an election in Section 7(c) to receive a lump sum payment in cash), to hold as security for the Company's obligations under this Agreement. Employee and the Company agree to execute the Escrow Agent's standard form of escrow agreement providing that benefits in the event of any dispute will be paid in accordance with a determination made under Section 17(b) of this Agreement. As used in this Agreement, an "Anticipated Change in Control" shall be deemed to occur if an event takes place which indicates a reasonable probability that a Change of Control as defined in Section 9 is likely to occur.
            If the Anticipated Change in Control occurs but within a reasonable time a Change of Control does not take place, the escrowed funds shall be repaid and released to the Company upon written notice to the Escrow Agent by the Company and Employee.
      If a Change of Control occurs, the Escrow Agent shall immediately pay all the escrowed funds to the Employee except in the case where the Employee chooses to exercise his election under Section 7(c) to receive replacement stock options, the escrowed funds representing the lump sum payment in cash of the stock options shall be returned to the Company.

8.    Disability

      Termination by the Company of employment based on "Disability" shall mean termination because of the Employee's absence from duties with the Company on a full-time basis for one hundred eighty (180) consecutive days as a result of incapacity due to physical or mental illness. During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, he shall continue to receive his full base salary at the rate then in effect and incentive compensation payable with respect to such period until his employment is terminated for Disability, provided that, after such termination, the Employee in addition to the severance benefits of Section 7 shall be entitled to such other benefits as would otherwise be due to him under any long-term disability insurance or other coverage provided by the Company. If the Company so requests, the Employee shall be examined by a doctor of his choosing and shall submit to an examination by a doctor of the Company's choosing, and each doctor shall certify whether the Employee's failure to perform his duties is due to physical or mental illness. If the doctors of the Employee and the Company do not agree, then the two doctors shall jointly select a third doctor whose determination shall be accepted by both parties. All costs associated with the doctors' certifications shall be borne by the Company.

9.    Change of Control

      For purposes of this Agreement, a Change of Control shall be deemed to occur:



      (a) upon the date the Company is informed by receiving a report on Schedule 13D of the Exchange Act or similar report that any person (as such term is used in sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended ["the Exchange Act"]), together with such person's Affiliates and Associates as defined in Rule 12b-2 of the Exchange Act, is or has become the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act; provided, that a person shall not be deemed to beneficially own securities acquired pursuant to the Employee Stock Purchase Plan of the Company or other plans generally applicable to employees, officers or Directors of the Company), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, except that there will not be a Change of Control as the result of an acquisition of securities by the Company, which by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by any person to 25% or more of the securities of the Company then outstanding; provided, however, that if a person becomes the beneficial owner of 25% or more of the securities of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the beneficial owner of any additional securities of the Company, then a Change of Control will occur unless such person disposes of such additional securities of the Company within 10 days, or

      (b) upon the first purchase of the Company's Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company) seeking to acquire securities representing 25% or more of the combined voting power of the Company's then outstanding securities, or

      (c) upon the first date on which Continuing Directors, as defined in Article VI of the Company's Articles of Incorporation, cease for any reason to constitute at least a majority of the Board of Directors, or

      (d) the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Company, or

      (e) the Company transfers substantially all of its assets to another corporation which is not a wholly owned subsidiary of the Company.



10.   Notice of Termination

      Any purported termination by the Company or by the Employee shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. In the case of a termination resulting from a Change of Control, no such Notice of Termination is required.

11.   Date of Termination

      "Date of Termination" shall mean (a) if employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given, (b) if employment is to be terminated by the Company for Cause, the date on which a Notice of Termination is given, (c) if employment is to be terminated as a result of a Change of Control, the date of occurrence of such Change of Control, and (d) if employment is to be terminated by the Employee or by the Company for any other reason, the date specified in the Notice of Termination, which shall be a date no earlier than ninety (90) days after the date on which a Notice of Termination is given, unless an earlier date has been agreed to by the party receiving the Notice of Termination either in advance of, or after, receiving such Notice of Termination. Notwithstanding anything in the foregoing to the contrary, if the party receiving the Notice of Termination has not previously agreed to the termination, then within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination may notify the other party that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 17(b) hereof.

12.   Payment Obligations Absolute

      The Company's obligations to pay the Employee the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off (except that the Company shall be entitled to withhold from compensation such amounts on account of payroll taxes, income taxes and other similar matters as are required to be withheld by applicable law, rule or regulation of any appropriate governmental authority), counterclaim, recoupment, defense or other right which the Company or any of its subsidiaries may have against him.
 All amounts payable by the Company hereunder shall be paid without notice or demand. Except as expressly provided herein, the Company waives all rights which it may now have or may hereafter have conferred upon it, by statute or otherwise, to terminate, cancel or rescind this Agreement in whole or in part.



13.   Non-Competition

      During the Benefits Coverage Period, Employee agrees that he will not, directly or indirectly, as principal, agent, owner, employee, or otherwise engage in direct and substantial competition with the Company in the United States. The Employee may request in writing a determination by the Board that a proposed occupation will not constitute direct and substantial competition with the Company and such determination shall not be unreasonably withheld. Direct and substantial competition with the Company shall be limited to what would be competitive at the Date of Termination. This section shall not apply to a termination resulting from a Change of Control.

14.   Assignment and Transfer

      Employee's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer, or delegation shall be void. Employee's rights hereunder shall not be subject to anticipation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, sell, assign, pledge, encumber or charge the same shall be void.

15.   Insurance and Indemnity

      (a) During Period of Employment - The Company shall, to the extent permitted by law, include Employee during his period of employment under a directors and officers liability insurance policy maintained for its directors and officers, with coverage at least as favorable to Employee in amount and every other material respect as the coverage of other directors and officers covered thereby. The Company shall indemnify and hold the Employee harmless to the fullest extent authorized by the Company's Articles of Incorporation and Bylaws and no less favorable than the Company's other executive officers.

      (b) After Termination of Employment - The Company's obligation to provide insurance and indemnify Employee under this Section 15 shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of Employee occurring during Employee's employment with the Company or with any affiliated company. Such obligations shall be binding upon the Company's successors and assigns and shall inure to the benefit of Employee's heirs and personal representatives.




16.   Confidential Information

      The Employee shall not at any time during the period of his employment or thereafter, except as required in the course of his employment with the Company or as authorized in writing by the Board of Directors of the Company, directly or indirectly use, disclose, disseminate, or reproduce any Confidential Information. All notes, notebooks, memoranda and similar repositories of information ("Items") containing or relating in any way to Confidential Information shall be the property of the Company. All such Items made or compiled by Employee or made available to Employee during Employee's employment with the Company, including all copies thereof, shall be delivered to the Company by Employee upon termination of his employment with the Company or at any other time upon request of the Company. "Confidential Information" means information not generally known relating to the business of the Company or any third parties that is contributed to, developed by, disclosed to, or known to Employee in his course of employment by the Company, including but not limited to customer lists, specifications, data, research, test procedures and results, know-how, services used, and information regarding past, present, and prospective plans and methods of purchasing, accounting, engineering, business, marketing, merchandising, selling and servicing used by the Company.

17.   Miscellaneous

      (a) Governing Law - This Agreement shall be governed by and construed according to the laws of the State of Washington.

      (b) Dispute Resolution - The parties agree to work together in good faith to resolve any dispute arising under this Agreement, and to explore resolution of the dispute through methods of alternative dispute resolution. If the parties are unable to resolve a dispute, it shall be settled by arbitration in Seattle, Washington, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. However, if an event takes place which indicates a reasonable probability that a Change of Control as defined in Section 9 is likely to occur, or a Change of Control as defined in Section 9 occurs, Employee may proceed with litigation without any necessity of pursuing arbitration or alternative dispute resolution. Additionally, if both parties agree that neither arbitration nor any other method of alternative dispute resolution is suitable to resolve the dispute, they may proceed with litigation. Judgment upon any award may be entered in any court having jurisdiction over the subject matter of the dispute. Notwithstanding the pendency of any such dispute or controversy, the Company will continue to pay Employee his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary and continued participation in all compensation, benefit and insurance plans in which Employee was participating when the notice giving rise to the dispute was given), until the dispute is finally resolved.

      (c) Attorneys Fees - In the event any suit or proceeding is instituted by one party against the other arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys fees and expenses of litigation or arbitration.

      (d) Rights Cumulative - The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement or to law, shall not preclude or waive its right to exercise any or all other rights and remedies. The rights and remedies herein are cumulative to any other rights the parties hereto may have by law, statute, ordinance, or otherwise.

      (e) Nonwaiver - No failure or neglect of either party hereto in any instance to exercise any right, power, or privilege hereunder or under law shall constitute a waiver of any other right, power, or privilege or of the same right, power, or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by a duly authorized officer other than Employee.

      (f) Entire Agreement - This Agreement contains the entire understanding between the parties hereto and supersedes any prior written or oral agreements between them respecting the subject matter hereof between the parties hereto. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

      (g) Amendment - This Agreement may be amended only by a writing signed by Employee and by a duly authorized representative of the Company other than Employee.

      (h) Severability - If any term, provision, covenant, or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such term, provision, covenant, or condition as applied to other persons, places and circumstances shall remain in full force and effect.

      (i) Headings - The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.

      (j) Notices - Any notice, request, consent, or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and personally delivered to Employee or by registered or certified mail to Employee's residence (as noted in the Company's records), or if personally delivered to the Company's Corporate Secretary at the Company's principal office, as the case may be.

      (k) Parachute Payment Limitation - Notwithstanding any other provisions of this Agreement, if any severance benefits under
      Section 7 of this Agreement are characterized as "Excess Parachute Payments" under Section 280G of the Internal Revenue Code of 1986 (the "Code"), then the following rules shall apply:

            (i) The Company shall compute the net value to the Employee of all such severance benefits after reduction for the excise taxes imposed by Code Section 4999 and for any normal income taxes that would be imposed on Employee if such severance benefits constituted Employee's sole taxable income.
            (ii) The Company shall next compute the maximum amount of severance benefits that can be provided without any benefits being characterized as Excess Parachute Payments and reduce the result by the amount of any normal income taxes that would be imposed on Employee if such reduced severance benefits constituted Employee's sole taxable income.



If the result derived in subparagraph (i) is greater than the result derived in subparagraph (ii), then the Company shall pay Employee the full amount of severance benefits without reduction. If the result derived from subparagraph (i) is not greater than the result derived in subparagraph (ii), then the Company shall pay the Employee the maximum amount of severance benefits that can be provided without any benefits being characterized as Excess Parachute Payments.


      IN WITNESS WHEREOF, the parties hereto have subscribed their names this 3rd day of January, 1996.


      COMPANY:                            EMPLOYEE:
      FLUKE CORPORATION


      /s/Douglas G. McKnight           /s/William G. Parzybok, Jr.
      Officer                             William G. Parzybok, Jr.

      Vice President, General Counsel
      Title